EXHIBIT 99(b)


                [COEUR D'ALENE MINES CORPORATION PRESS RELEASE]


COEUR D'ALENE MINES CORPORATION ANNOUNCES COMPLETION OF SALE OF 7 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2005


Coeur d'Alene, Idaho . . . October 15, 1997 . . . Coeur d'Alene Mines Corporation (NYSE: CDE) today announced completion of the sale of $143,750,000 principal amount of Coeur d'Alene Mines Corporation's 7 1/4% Convertible Subordinated Debentures due 2005, which includes $18,750,000 principal amount sold upon the exercise of an over-allotment option. The Debentures are convertible into Coeur d'Alene Mines Corporation common stock at a conversion price of $17.45 per share. The offering of Debentures was not registered under the Securities Act and the Debentures were sold only to "qualified institutional buyers" in reliance upon Rule 144A and in offshore transactions in accordance with Regulation S under the Securities Act and may not be offered or sold in the United States absent registration under, or the availability of an exemption from the registration requirements of, the Securities Act.

Coeur d'Alene Mines Corporation is an international silver and gold producer engaged in the development and operation of silver and gold mining properties located in the western United States, Western Australia, Chile and New Zealand. Coeur also engages in significant silver and gold expiration activities on properties located in those countries as well as in Guyana and Mexico.